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PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated October 12, 2001)

                                            Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-70140

                                  $880,000,000

                             NOVELLUS SYSTEMS, INC.
                    LIQUID YIELD OPTION (TM) NOTES DUE 2031
                          (ZERO COUPON - SUBORDINATED)

     This prospectus supplement relates to the resale by the selling securityholders of Liquid Yield Option (TM) Notes (Zero Coupon - Subordinated) due 2031 (the "LYONs") of Novellus Systems, Inc. and the shares of common stock issuable upon the conversion and/or redemption of the LYONs.

     This prospectus supplement should be read in conjunction with the prospectus dated October 12, 2001, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The following information replaces in its entirety the information provided in the prospectus under the caption "Selling Security Holders."

                            SELLING SECURITY HOLDERS

     The LYONs were originally issued by us and sold to Merrill Lynch, Pierce, Fenner & Smith Incorporated in a transaction exempt from the registration requirements of the Securities Act. Merrill Lynch resold the LYONs to persons believed by Merrill Lynch to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act) in a transaction also exempt from the registration requirements of the Securities Act. The selling security holders (which term includes their transferees, pledgees, donees or successors) may from time to time offer and sell pursuant to this prospectus any and all of the LYONs and the shares of common stock issuable upon conversion and/or redemption of the LYONs.

     Any or all of the LYONs or common stock issuable upon conversion and/or redemption of the LYONs may be offered for sale pursuant to this prospectus by the selling security holders from time to time. Accordingly, no estimate can be given as to the amounts of LYONs or common stock that will be held by the selling security holders upon consummation of any such sales. The names of each selling security holder, the principal amount of LYONs that may be offered by such selling security holder pursuant to this prospectus and the number of shares of common stock into which such LYONs are convertible will be set forth in a prospectus supplement, if required. Unless described in the prospectus supplement, none of the selling


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security holders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

     Because the selling security holders may offer all, some or none of their LYONs or the underlying common stock from time to time, we cannot estimate the amount of the LYONs or the underlying common stock that will be held by the selling security holders upon the termination of any particular offering. See "Plan of Distribution."


                                     AGGREGATE
                                  PRINCIPAL AMOUNT
                                    OF LYONS AT        PERCENTAGE        COMMON STOCK          COMMON STOCK
      NAME OF                      MATURITY THAT        OF LYONS      BENEFICIALLY OWNED        REGISTERED
  BENEFICIAL OWNER                 MAY BE SOLD(1)      OUTSTANDING    PRIOR TO CONVERSION        HEREBY(2)
  ----------------                ----------------     -----------    -------------------      ------------
KBC Financial Products
  (Cayman Islands)                 $65,140,000            7.40%                  --              853,011

Wilmington Trust Company
  as Owner Trustee for the
  Forrestal Funding Master          65,000,000            7.39%                  --              851,178

TD Securities (USA) Inc.            50,000,000            5.68%                  --              654,752

Amaranth Securities LLC             53,500,000            6.08%                  --              700,585

MLQA Convertible Securities
  Arbitrage Ltd.                    25,000,000            2.84%                  --              327,376

D.E. Shaw Valence, L.P.             20,000,000            2.27%                  --              261,901

Susquehanna Capital Group           20,000,000            2.27%                  --              261,901

Continental Casualty Company        13,000,000            1.48%                  --              170,236

Continental Assurance Company
  on Behalf of its Separate
  Account(E)                        12,000,000            1.36%                  --              157,140

JMG Triton Offshore Fund, LTD.      11,300,000            1.28%                  --              147,974

KBC Financial Products USA Inc.     10,000,000            1.14%                  --              130,950

Paloma Securities LLC                9,000,000            1.02%                  --              117,855

St. Albans Partners Ltd.             8,000,000               *                   --              104,760

Peoples Benefit Life Insurance
  Company (Teamsters Separate
  Account)                           7,000,000               *                   --               91,665

Allstate Insurance Company           6,000,000(3)            *              245,100(4)            78,570(5)

HBK Master Fund L.P.                 5,000,000               *               73,200               65,475

D.E. Shaw Investments, L.P.          5,000,000               *                   --               65,475

Morgan Stanley                       5,000,000               *                   --               65,475

Yield Strategies Fund II, L.P.       4,000,000               *                   --               52,380

Allstate Life Insurance Company      4,000,000               *                5,100               52,380

Zola Partners, LP                    2,000,000               *                   --               26,190

Retail Clerks Pension Trust #2       2,000,000               *                   --               26,190

Bank of America Pension Plan         2,000,000               *                   --               26,190

General Motors Welfare Benefit
  Trust (VEBA)                       2,000,000               *                   --               26,190

Retail Clerks Pension Trust          2,000,000               *                   --               26,190

HSBC Trustee Zola Managed Trust      1,200,000               *                   --               15,714

Yield Strategies Fund I, L.P.        1,000,000               *                   --               13,095

Circlet (IMA) Limited                1,000,000               *                   --               13,095

Duckbill & Co.                       1,000,000               *                   --               13,095

Lyxor Master Fund                      800,000               *                   --               10,476

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
                                               AGGREGATE
                                            PRINCIPAL AMOUNT
                                              OF LYONS AT            PERCENTAGE        COMMON STOCK          COMMON STOCK
         NAME OF                             MATURITY THAT            OF LYONS        BENEFICIAL OWNED        REGISTERED
     BENEFICIAL OWNER                        MAY BE SOLD(1)          OUTSTANDING     PRIOR TO CONVERSION      HEREBY(2)
----------------------------------          ----------------         -----------     -------------------     ------------
All other holders of LYONs or future
  transferees, pledgees, donees or
  successors of any such holders(6)(7)         471,060,000               53.53%                 --             6,168,550
Total                                         $880,000,000                 100%            318,300            11,523,635

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*   Less than 1%

(1) Assumes none of the holder's LYONs are converted into shares of Common
    Stock.

(2) Assumes conversion of all of the holder's LYONs at a conversion rate of
    13.09504 shares of common stock per $1,000 principal amount at maturity of the LYONs. However, this conversion rate will be subject to adjustment as described under "Description of the LYONs -- Conversion Rights." As a result, the amount of common stock issuable upon conversion of the LYONs may increase or decrease in the future.

(3) Includes $4,000 beneficially owned by Allstate Life Insurance Company ("ALIC"), a subsidiary of Allstate Insurance Company ("AIC"), and $2,000,000 beneficially owned by AIC.

(4) Includes (1) 5,100 shares of common stock held by ALIC; (2) 7,000 shares of common stock held by Allstate New Jersey Insurance Company, an indirect subsidiary of AIC; and (3) 24,900 shares of common stock and 59,200 shares of common stock held by Agents Pension Plan and Allstate Retirement Plan, respectively, each of which are employer sponsored plans maintained for Allstate employees and agents.

(5) Includes 52,380 shares of common stock beneficially owned by ALIC and 26,190 shares of common stock beneficially owned by AIC.

(6) Information about other selling security holders will be set forth in prospectus supplements, if required.

(7) Assumes that any other holders of LYONs, or any future transferees, pledgees, donees or successors of or from any such other holders of LYONs, do not beneficially own any common stock other than the common stock issuable upon conversion of the LYONs at the initial conversion rate.

     The preceding table has been prepared based upon information furnished to us by the selling security holders named in the table. Information about the selling security holders may change from time to time. Any changed information will be set forth in prospectus supplements, if required.

          The date of this Prospectus Supplement is October 23, 2001.